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                        AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG

                           DOMINION RESOURCES, INC.,

                       CONSOLIDATED NATURAL GAS COMPANY

                                      AND

                        LOUIS DREYFUS NATURAL GAS CORP.







































                         Dated as of September 9, 2001



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                               TABLE OF CONTENTS
                                                                         Page
                                   ARTICLE I
                                  THE MERGER

  Section 1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . .  5
  Section 1.2  The Closing. . . . . . . . . . . . . . . . . . . . . . . . .  5
  Section 1.3  Effective Time . . . . . . . . . . . . . . . . . . . . . . .  6
  Section 1.4  Certificate of Incorporation . . . . . . . . . . . . . . . .  6
  Section 1.5  Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  Section 1.6  Board of Directors and Officers. . . . . . . . . . . . . . .  6

                                   ARTICLE II
                           CONVERSION OF COMPANY SHARES

  Section 2.1  Effect On Capital Stock. . . . . . . . . . . . . . . . . . .  6
  Section 2.2  Exchange of Certificates for Shares  . . . . . . . . . . . .  7
  Section 2.3  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . .  9
  Section 2.4  Adjustments to Prevent Dilution. . . . . . . . . . . . . . .  9

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Section 3.1  Existence; Good Standing; Corporate Authority. . . . . . . . 10
  Section 3.2  Authorization, Validity and Effect of Agreements . . . . . . 10
  Section 3.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . 10
  Section 3.4  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . 11
  Section 3.5  No Violation . . . . . . . . . . . . . . . . . . . . . . . . 11
  Section 3.6  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . 12
  Section 3.7  SEC Documents and Financial Statements . . . . . . . . . . . 12
  Section 3.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 13
  Section 3.9  Absence of Certain Changes . . . . . . . . . . . . . . . . . 13
  Section 3.10 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  Section 3.11 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . 16
  Section 3.12 Labor and Employment Matters . . . . . . . . . . . . . . . . 17
  Section 3.13 Environmental Matters. . . . . . . . . . . . . . . . . . . . 17
  Section 3.14 Compliance with Laws . . . . . . . . . . . . . . . . . . . . 19
  Section 3.15 Intellectual Property. . . . . . . . . . . . . . . . . . . . 19
  Section 3.16 Oil and Gas Reserves . . . . . . . . . . . . . . . . . . . . 19
  Section 3.17 Financial and Commodity Hedging. . . . . . . . . . . . . . . 20
  Section 3.18 Indebtedness and Certain Contracts . . . . . . . . . . . . . 20
  Section 3.19 Title to Properties. . . . . . . . . . . . . . . . . . . . . 20
  Section 3.20 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . 21
  Section 3.21 No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 21
  Section 3.22 Opinion of Financial Advisors. . . . . . . . . . . . . . . . 21
  Section 3.23 Board Recommendation; Vote Required. . . . . . . . . . . . . 22
  Section 3.24 Holding Company; Investment Company; Utility . . . . . . . . 22
  Section 3.25 Certain Approvals. . . . . . . . . . . . . . . . . . . . . . 22

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Section 4.1  Existence; Good Standing; Corporate Authority. . . . . . . . 23
  Section 4.2  Authorization, Validity and Effect of Agreements . . . . . . 23
  Section 4.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . 23
  Section 4.4  No Violation . . . . . . . . . . . . . . . . . . . . . . . . 24
  Section 4.5  No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . 24
  Section 4.6  SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . 25

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  Section 4.7  Financing. . . . . . . . . . . . . . . . . . . . . . . . . . 25
  Section 4.8  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 25
  Section 4.9  No Vote Required . . . . . . . . . . . . . . . . . . . . . . 25
  Section 4.10 Absence of Changes . . . . . . . . . . . . . . . . . . . . . 26

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

  Section 5.1  Conduct of Business by the Company Pending the Merger. . . . 26
  Section 5.2  Conduct of Business of Parent. . . . . . . . . . . . . . . . 28

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

  Section 6.1  No Solicitation by the Company . . . . . . . . . . . . . . . 29
  Section 6.2  Shareholders' Meeting. . . . . . . . . . . . . . . . . . . . 31
  Section 6.3  Filings; Reasonable Best Efforts . . . . . . . . . . . . . . 31
  Section 6.4  Access to Information. . . . . . . . . . . . . . . . . . . . 33
  Section 6.5  Notification of Certain Matters. . . . . . . . . . . . . . . 33
  Section 6.6  Registration Statement; Proxy Statement. . . . . . . . . . . 34
  Section 6.7  Listing Application. . . . . . . . . . . . . . . . . . . . . 34
  Section 6.8  Agreements of Affiliates . . . . . . . . . . . . . . . . . . 35
  Section 6.9  Indemnification and Insurance. . . . . . . . . . . . . . . . 35
  Section 6.10 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . 36
  Section 6.11 Reorganization . . . . . . . . . . . . . . . . . . . . . . . 39
  Section 6.12 Public Statements. . . . . . . . . . . . . . . . . . . . . . 39
  Section 6.13 Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . 39
  Section 6.14 Company Name and Trademarks. . . . . . . . . . . . . . . . . 39

                                   ARTICLE VII
                                   CONDITIONS

  Section 7.1  Conditions to Each Party's Obligation to Effect the Merger . 39
  Section 7.2  Conditions to Obligation of the Company to Effect the Merger 40
  Section 7.3  Conditions to Obligation of Parent to Effect the Merger. . . 41

                                   ARTICLE VIII
                                   TERMINATION

  Section 8.1  Termination by Mutual Consent. . . . . . . . . . . . . . . . 41
  Section 8.2  Termination by Parent or the Company . . . . . . . . . . . . 41
  Section 8.3  Termination by the Company . . . . . . . . . . . . . . . . . 42
  Section 8.4  Termination by Parent. . . . . . . . . . . . . . . . . . . . 42
  Section 8.5  Effect of Termination. . . . . . . . . . . . . . . . . . . . 43
  Section 8.6  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . 44

                                   ARTICLE IX
                               GENERAL PROVISIONS

  Section 9.1  Nonsurvival of Representations, Warranties and Agreements. . 44
  Section 9.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
  Section 9.3  Assignment; Binding Effect; Benefit. . . . . . . . . . . . . 45
  Section 9.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 45
  Section 9.5  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . 46
  Section 9.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 46
  Section 9.7  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . 46
  Section 9.8  Counterparts; Facsimile Transmission of Signatures . . . . . 46
  Section 9.9  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 46

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  Section 9.10 Interpretation . . . . . . . . . . . . . . . . . . . . . . . 46
  Section 9.11 Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  Section 9.12 Incorporation of Exhibits. . . . . . . . . . . . . . . . . . 47
  Section 9.13 Severability . . . . . . . . . . . . . . . . . . . . . . . . 47
  Section 9.14 Enforcement of Agreement . . . . . . . . . . . . . . . . . . 47
  Section 9.15 Obligation of Sub. . . . . . . . . . . . . . . . . . . . . . 48


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                     AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of September 9, 2001, is among DOMINION RESOURCES, INC., a Virginia corporation ("Parent"), CONSOLIDATED NATURAL GAS COMPANY, a Delaware corporation and a direct and wholly owned subsidiary of Parent ("Sub"), and LOUIS DREYFUS NATURAL GAS CORP., an Oklahoma corporation (the "Company").

                             RECITALS
     A. The respective Boards of Directors of each of Parent, Sub and the Company have determined that the merger of the Company with and into Sub (the "Merger"), in the manner contemplated herein, is advisable and in the best interests of their respective corporations and shareholders, and, by resolutions duly adopted, have approved and adopted this Agreement.

     B. It is intended for federal income tax purposes that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgatd thereunder (the "Treasury Regulations").

     C. As a condition and inducement to the willingness of Parent to enter into this Agreement, certain principal shareholders of the Company have entered into an agreement with Parent and Sub pursuant to which such shareholders have (i) agreed, among other things, to vote their Company Shares in favor of the Merger and (ii) granted to Parent and Sub an irrevocable proxy to vote their Company Shares upon the terms and conditions set forth therein (the "Principal Shareholders Agreement").

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE I
                                 THE MERGER

     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Sub in accordance with this Agreement, and the separate corporate existence of the Company shall thereupon cease. Sub (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger and shall be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL") and the Oklahoma General Corporation Act (the "OGCA"). At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     Section 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (i) at the offices of McGuireWoods LLP, One James Center, Richmond, Virginia, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the

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"Closing Date."

     Section 1.3 Effective Time. If all the conditions to the Merger set forth in Article VII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article VIII, on the Closing Date, certificates of merger (the "Certificates of Merger") meeting the requirements of Section 251 of the DGCL and Section 1082 of the OGCA shall be properly executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Oklahoma, respectively. The Merger shall become effective upon the filing of the Certificates of Merger with the Secretaries of State of the State of Delaware and Oklahoma in accordance with the DGCL and the OGCA, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     Section 1.4 Certificate of Incorporation. The certificate of incorporation of Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     Section 1.5 Bylaws. The bylaws of Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     Section 1.6 Board of Directors and Officers. The board of directors of the Surviving Corporation shall consist of the board of directors of Sub, as it existed immediately prior to the Effective Time. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE II
                         CONVERSION OF COMPANY SHARES

    Section 2.1 Effect On Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Sub, without any action on the part of the holder of any capital stock of the Company or Sub:

            (a) Conversion of the Company Shares. Subject to the provisions of this Section 2.1 and Section 2.3, each share of common stock, $0.01 par value, of the Company (each a "Company Share" and collectively the "Company Shares") issued and outstanding immediately prior to the Effective Time (but not including any Dissenting Shares (as defined below) and any Company Shares that are owned by (i) Parent, Sub or any other direct or indirect Subsidiary of Parent or (ii) by the Company (the "Excluded Company Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $20.00 in cash (the "Cash Consideration"), (ii) 0.3226 (the "Exchange Ratio") of a Parent Common Share (the "Share Consideration" and, together with the Cash Consideration, the "Merger Consideration") and (iii), in the event the Effective Time does not occur on or before the record date for the regular quarterly dividend on Parent Common Shares payable in December 2001 (the "December 2001 Dividend") and/or March 2002 (the "March 2002 Dividend"), as the case may be, and such failure was not the result of a failure by the Company to perform or observe in any material respect any of its obligations under this Agreement, an amount in cash equal to the December 2001 Dividend and/or the March 2002 Dividend, as the case may be, payable in respect of a Parent Common Share multiplied by the Exchange Ratio (which sum shall be part of the Cash Consideration). "Parent

Common Share" shall mean the common shares, no par value, of Parent.

           (b) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (c) Sub. At the Effective Time, each share of common stock, $2.75 par value, of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Surviving Corporation, and the Surviving Corporation shall continue as a wholly owned subsidiary of Parent.

    Section 2.2  Exchange of Certificates for Shares.

            (a) Exchange Procedures. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Company Shares in connection with the Merger (the "Exchange Agent") to receive the Merger Consideration to which holders of such shares shall become entitled pursuant to Section 2.1(a).
Prior to the Effective Time, Parent will deposit with the Exchange Agent certificates representing Parent Common Shares and cash sufficient to make all payments pursuant to Sections 2.1(a) and 2.2(d) and, when and as needed, Parent shall deposit with the Exchange Agent cash sufficient to make all payments pursuant to Section 2.2(b). As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate which immediately prior to the Effective Time represented Company Shares (each a "Certificate") (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or, in lieu of such Certificates, affidavits of loss together with either a reasonable undertaking to indemnify Parent or the Surviving Corporation, if Parent believes that the person providing the indemnity is sufficiently creditworthy, or, if Parent does not so believe, indemnity bonds) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably agree, and (ii) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to
Section 2.1(a). Subject to Section 2.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole Parent Common Shares that such holder is entitled to receive pursuant to
Section 2.1(a) and (ii) a check in the aggregate amount (after giving effect to any required tax withholdings) of (A) the cash that such holder is entitled to receive pursuant to Section 2.1(a) plus (B) any cash in lieu of fractional shares determined in accordance with Section 2.2(d) plus (C) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of Section 2.2(b). The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of Company Shares that occurred prior to the Effective Time, but is not registered in the transfer records of the Company, the Merger Consideration may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

            (b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. No dividends or other distributions so declared in respect of such Parent Common Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding taxes that may be required thereon, to the holder of the certificates representing whole Parent Common Shares issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Effective Time and a payment date on or prior to the date of surrender of such whole Parent Common Shares and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Common Shares with a record date at or after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

            (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

            (d) No Fractional Shares. No certificates or scrip or Parent Common Shares representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates and such fractional interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Common Shares. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Common Share multiplied by (ii) the closing price of Parent Common Shares as reported on the New York Stock Exchange Composite Transaction Tape on the Closing Date.

            (e) Termination of Exchange Period; Unclaimed Merger Consideration. Any Parent Common Shares and any portion of the cash, dividends or other distributions with respect to the Parent Common Shares deposited by Parent with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the shareholders of the Company 180 days after the Effective Time shall be paid to Parent upon demand. Any shareholders of the Company who have not theretofore complied with this
Article II shall thereafter be entitled to look only to Parent (subject to abandoned property, escheat and other similar laws) for payment of their Merger Consideration and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d) upon due surrender of their Certificates (or, in lieu of such Certificates, affidavits of loss together with either a reasonable undertaking to indemnify Parent or the Surviving Corporation, if Parent believes that the Person providing the indemnity is sufficiently creditworthy, or, if Parent does not so believe, indemnity bonds), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if Parent believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify Parent or the Surviving Corporation, or, if Parent does not so believe, the posting by such Person of a bond in the form customarily required by Parent to indemnify against any claim that may be made against it with respect to such Certificate, Parent will issue the Parent Common Shares and the Exchange Agent will distribute such Merger Consideration, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 2.1, Section 2.2(b) and Section 2.2(d), in each case, without interest.

            (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in
Section 6.8.

    Section 2.3  Dissenters' Rights.   Company Shares that are outstanding
immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger and who shall have made written demand for payment of the fair value for such shares in accordance with
Section 1091 of the OGCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of the Company Shares held by them in accordance with the OGCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Shares under the OGCA shall thereupon be deemed to have been converted into and to be exchangeable, as of the Effective Time, for Merger Consideration in the manner provided in Section 2.1(a).

    Section 2.4 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, there shall have been declared or effected a reclassification, stock split (including a reverse split), stock dividend, stock distribution or similar event made with respect to the Company Shares or the Parent Common Shares, the Merger Consideration shall be equitably adjusted to reflect such event.

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

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as publicly disclosed by the Company in the Company Reports (as defined in Section 3.7) filed with the SEC prior to the date of this Agreement and except as set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent as follows:

    Section 3.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 9.10).
The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company's articles of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.

    Section 3.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's shareholders. Assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally or general principles of equity.

    Section 3.3 Capitalization. The authorized capital stock of the Company consists of 100,000,000 Company Shares, and 10,000,000 shares of the Company preferred stock, $0.01 par value ("Company Preferred Stock"). As of August 31, 2001, there were (i) 43,758,077 Company Shares issued and outstanding (excluding 359,315 treasury shares), (ii) no shares of Company Preferred Stock issued and outstanding and (iii) 1,911,552 Company Shares subject to outstanding employee or director stock options, of which the weighted average exercise price was approximately $23.30 per share. All issued and outstanding Company Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon the Company and (iii) were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities laws, rules and regulations. Except as set forth in this Section 3.3 and except for any Company Shares issued pursuant to the plans listed in Section 3.11 of the Company Disclosure Letter, as of the date of this Agreement there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, shareholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter on which the shareholders of the Company are entitled to vote.

    Section 3.4 Subsidiaries. Section 3.4 of the Company Disclosure Letter sets forth for each Subsidiary of the Company, its name and jurisdiction of incorporation or organization and indicates whether such Subsidiary is a Significant Subsidiary, in each case as of the date of this Agreement. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of the Company's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances ("Liens"). Other than joint ventures, operating agreements and similar arrangements typical in the Company's industry entered into in the ordinary course of business, neither the Company nor any of the Company's Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any other person that would reasonably be expected to be material to the Company and the Company's Subsidiaries taken as a whole.

    Section 3.5 No Violation. Neither the Company nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (i) its charter documents or bylaws, (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (iii) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except where it would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Company Permits") and the Company and its Subsidiaries are in compliance with the terms of the Company Permits. No investigation by any governmental authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    Section 3.6  No Conflict.

            (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in the loss of a material benefit to the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Company Permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) subject to the governmental filings and other matters referred to in paragraph (b) of this Section 3.6, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article I and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities and "Blue Sky" laws ((i) and
(ii) collectively, the "Regulatory Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    Section 3.7 SEC Documents and Financial Statements. The Company has made available to Parent, each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the Securities and Exchange Commission ("SEC") since January 1, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Company Reports"), and the Company has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of earnings, cash flows and stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q under the Exchange Act), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

    Section 3.8 Litigation. There are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, other than those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against the Company or any of its Subsidiaries, other than those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.9 Absence of Certain Changes. Since June 30, 2001, the Company has conducted its business in all material respects only in the ordinary and usual course of business, and during such period there have not been (i) events, conditions, actions, occurrences or omissions that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any change by the Company or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax accounting methods or elections, except for changes required by law or generally accepted accounting principles; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock; (iv) any change in the capital stock or in the number of shares or classes of the Company's authorized or outstanding capital stock (other than as a result of issuances under the Employee Benefit Plans or issued as permitted hereunder); (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vi) any event, condition, action, occurrence or omission that is prohibited on or after the date of this Agreement under Section 5.1(b) of this

Agreement (other than clauses (i), (xiv) or (xx) of Section 5.1(b)), and (vii) neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether accrued, contingent or absolute or otherwise (including without limitation under royalty arrangements), except for those arising in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    Section 3.10  Taxes.

            (a) The Company and its Subsidiaries have timely filed (after taking into account any extensions to file) all federal, state, local, and other tax returns, estimates and reports required to be filed on or before the Effective Time by the Company and each of its Subsidiaries under applicable laws and all such tax returns and reports were true, complete and correct, and the Company and its Subsidiaries have paid all other taxes (including any additions to taxes and penalties and interest thereon) required to be paid on or before the date hereof, except for such failures to file or pay or failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have withheld and paid over all taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except for such failures to withhold or pay over and such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no encumbrances on any of the assets, rights or properties of the Company or any of its Subsidiaries with respect to taxes, other than liens for taxes not yet due and payable or for taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings, except for such encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (b) No audit of the tax returns of the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. No deficiencies or adjustments have been asserted against the Company or any of its Subsidiaries as a result of or in connection with examinations by any state, local, federal or foreign taxing authority which would, individually and in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any of its Subsidiaries with respect to any period following the Effective Time.

            (c) There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid taxes against the Company or any of its Subsidiaries The Company and each of its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

            (d) Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company or any of its

Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise except possibly by reason of the Merger. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any liability for the taxes of another person arising pursuant to Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign law, or as a transferee or successor, or by contract, tax sharing agreement, tax indemnification agreement, or otherwise. Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code with respect to the Company or any of its Subsidiaries or agreed to have Section 341(f)(2) of the Code apply to a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code, or in respect of which an excise tax would be payable under Section 4999 of the Code. None of the Company or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution to which Section 355 of the Code applies (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (e) The Company is not a party to, nor does it have any obligation under, any tax sharing, tax indemnification or tax allocation agreement or arrangement.

            (f) The Company has not taken, or agreed to take any action, and has no knowledge of any condition, that would prevent the Merger from qualifying as a reorganization under section 368(a) of the Code.

            (g) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending at the Effective Time.

            (h) None of the Company's or any of its Subsidiaries' material assets constitutes either an interest in, or property of, an unincorporated organization that files a tax return as a partnership for federal income tax purposes. None of the Company or any of its Subsidiaries owns an interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other Person the income of which is required to be included in the income of the Company or any of its Subsidiaries.

            (i) For purposes of this Agreement, "tax" or "taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

    Section 3.11  Employee Benefit Plans.

            (a) Other than as set forth in Section 3.11(a) of the Company Disclosure Letter, there are no Employee Benefit Plans established, maintained or contributed to by the Company. An "Employee Benefit Plan" means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

            (b) With respect to each Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan (or to the extent no copy exists, a materially accurate description); (ii) for the three most recent plan years, Annual Report (Form 5500 Series), if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; and (iii) the most recent determination letter from the Internal Revenue Service, if any.

            (c) Each Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and to the knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination letter.

            (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, all contributions required to be made to any Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company Reports filed with the SEC prior to the date of this Agreement.

            (e) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, with respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been established and administered in accordance with its terms.

            (f) No Employee Benefit Plan is subject to Title IV of ERISA (including, without limitation, any multiemployer plan with the meaning of Section 4001(a)(3) of ERISA) and no liability (other than for premiums to the
PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries.

            (g) The Company and its Subsidiaries have no material liability or life, health or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA.

            (h) Except as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former director, employee or officer of the Company or the its Subsidiaries to severance pay or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (iii) increase any benefit payable under any Employee Benefit Plan.

            (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened claims, actions or suits by or on behalf of any Employee Benefit Plan or by any employee or beneficiary covered under any such Employee Benefit Plan, involving any such Employee Benefit Plan (other than claims in the ordinary course of business) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such claims, actions or suits.

            (j) Neither the Company nor any of its Subsidiaries has outstanding loans to any employees of the Company or its Subsidiaries, other than expense advances in the ordinary course of business and consistent with past practices.

    Section 3.12 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of its Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which would reasonably be expected to have a Company Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries which, with respect to any event described in this clause (iii), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    Section 3.13 Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

            (a) To the knowledge of the Company, there is no condition existing on any real property or other asset owned, leased or operated by the Company or any of its Subsidiaries or resulting from operations conducted thereon that would reasonably be expected to give rise to any liability to the Company or any of its Subsidiaries under Environmental Laws or constitute a violation of any Environmental Laws, and the Company and each of its Subsidiaries is otherwise in compliance with all applicable Environmental Laws.
            (b) None of the Company or any of its Subsidiaries, no current or former real property or other asset owned, leased or operated by the Company or any of its Subsidiaries, nor the operations currently or formerly conducted thereon or in relation thereto by the Company or any of its Subsidiaries or by any prior owner, lessee or operator of such real property or other asset, is subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any court or other governmental authority.

            (c) All material permits, notices and authorizations, if any, required to be obtained or filed in connection with the operation or use of any real property or other asset owned, leased or operated by the Company or any of its Subsidiaries, including without limitation past or present treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed, and the Company is in compliance in all material respects with the terms and conditions of all such permits, notices and authorizations. The Company does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits and other authorizations required pursuant to applicable Environmental Laws required to operate or use any of the Company's or its Subsidiaries' material assets for their current purposes or uses.

            (d) Hazardous Substances have not been Released, disposed of or arranged to be disposed of by the Company or any of its Subsidiaries, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Laws.

            (e) None of the Company or any of its Subsidiaries has assumed, contractually or, to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under any Environmental Laws, except in connection with the acquisition of assets or entities associated therewith.
            (f) "Environmental Laws" means any federal, state and local energy, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances, rule of common law, and directives relating to the environment, preservation or reclamation of natural resources, health and safety or the use, management, disposal, Release or threatened Release of or exposure to, Hazardous Substances or noxious odors, including without limitation the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Occupational Health and Safety Act, the Toxic Substances Control Act, the Endangered Species Act, the Oil Pollution Act and any similar foreign, state or local law.

            (g) "Hazardous Substance" means (i) any "hazardous substance," as defined by CERCLA, (ii) any "hazardous waste," as defined by RCRA, or (iii) any pollutant or contaminant or hazardous, dangerous or toxic chemical or material or any other substance including, but not limited to asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials (including without limitation naturally occurring radioactive materials), polychlorinated biphenyls, natural gas, natural gas liquids, liquified natural gas, condensates, petroleum (including without limitation crude oil and petroleum products), regulated by, or that could result in the imposition of liability under, any Environmental Law or other applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended or hereafter amended.

            (h) "Release" means any spilling, leaking, pumping, pouring, emitting, purging, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

    Section 3.14 Compliance with Laws. The Company and its Subsidiaries are in compliance with any applicable law, rule or regulation of any United States federal, state, local or foreign government or agency thereof except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or, to the Company's knowledge, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any such violation, in each case that would reasonably be expected to have a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section
3.14 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.13, or with respect to permits to conduct exploratory operations that have not been commenced as of the date of this Agreement.

    Section 3.15 Intellectual Property. The Company and its Subsidiaries own or possess all necessary licenses (including seismic licenses) or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, except where the failure to own or possess such licenses and other rights would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses (including seismic licenses), trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries in a way which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    Section 3.16 Oil and Gas Reserves. The Company has furnished to Parent the Company's estimate of Company's and its Subsidiaries' oil and gas reserves as of January 1, 2001, as reviewed by Ryder Scott Company ("Company Reserve Report"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate in all material respects.

    Section 3.17 Financial and Commodity Hedging. The Company Reports accurately summarize, in all material respects the outstanding hydrocarbon and financial hedging positions attributable to the production of the Company and its Subsidiaries (including fixed price contracts, collars, swaps, caps, hedges and puts) as of the date reflected therein, and there have been no changes since the date thereof.

    Section 3.18  Indebtedness and Certain Contracts.

            (a) Set forth in Section 3.18(b) of the Company Disclosure Letter is the aggregate amount of outstanding indebtedness for borrowed money of the Company or its Subsidiaries as of the date of this Agreement under all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements evidencing such indebtedness.

            (b) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement or other arrangement that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business.

            (c) Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement, confidentiality, joint venture, area of mutual interest or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim, right of first refusal or first offer or preferential right with regard thereto, except, in the case of either clause (i) or (ii), for such agreements or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (d) Neither the Company nor any of its Subsidiaries has received any material advance, take-or-pay, production or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, Company-wide basis, the Company is neither materially underproduced nor overproduced under gas balancing or similar arrangements.

            (e) There are no contracts, agreements or binding arrangements between the Company or any of its Subsidiaries, on the one hand, and S. A. Louis Dreyfus et Cie or any of its affiliates, on the other hand.

    Section 3.19 Title to Properties. Except for goods and other property sold, used or otherwise disposed of since December 31, 2000 in the ordinary course of business, the Company has defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company and its Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in its Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000 10-K"), free and clear of any Lien, except: (i) Liens reflected in the 2000 10-K; (ii) Liens for current taxes not yet due and payable; and (iii) such imperfections of title, easements, Liens, or other matters and failures to title as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The leases and other agreements pursuant to which the Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective except where the failure to be in good standing, valid and effective would not, individually or the aggregate, reasonably be expected to have a Company Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect. All operating equipment of the Company and its Subsidiaries has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and its Subsidiaries to conduct their operations in the ordinary course of business in a manner consistent with their past practices, except for any such deficiency as would not reasonably be expected to have a Company Material Adverse Effect. No claim, notice or order from any Governmental Authority has been received by the Company or any Subsidiary due to hydrocarbon production in excess of allowables or similar violations which could result in curtailment of production after the Closing Date, reformation, amendment, cancellation or other alteration of any unit or taking (whether permanent, temporary, whole, or partial) of any part of the assets of the Company or any Subsidiary by reason of eminent domain or otherwise, except any such violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There are no wells on any lease in which the Company currently has or previously had an interest that have been permanently plugged and abandoned that were not plugged and abandoned in accordance in all material respects with applicable laws or contracts, except any such violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company has the ability and right to obtain access to, produce, treat, transport, process and otherwise market hydrocarbons from all of the oil and gas properties for which reserves are shown in the Company Reserve Report, except any such inability which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

    Section 3.20 Insurance. The Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses.

    Section 3.21 No Brokers. Except for Lehman Brothers, Inc. ("Lehman"), whose fees and expenses will be paid by the Company in accordance with the Company's agreement with Lehman, a copy of which has been provided to Parent, no agent, broker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

    Section 3.22 Opinion of Financial Advisors. The board of directors of the Company has received the opinion of Lehman to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Shares (other than Parent); it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the board of directors of the Company, and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries. The Company has been authorized by Lehman to include such opinion in its entirety in the Proxy Statement/Prospectus, so long as such inclusion is in form and substance reasonably satisfactory to Lehman and its counsel.

    Section 3.23  Board Recommendation; Vote Required.

            (a) The board of directors of the Company has by resolutions duly adopted by the unanimous vote of its entire board of directors at a meeting of such board duly called and held on September 9, 2001, determined that the Merger is fair to and in the best interests of the Company and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and recommended that the shareholders of the Company approve and adopt this Agreement and the Merger.

            (b) The affirmative vote of shareholders of the Company required for approval and adoption of this Agreement and the Merger is and will be no greater than a majority of the outstanding Company Shares (the "Company Requisite Vote") and no other vote of any holder of the Company's securities is required for the approval and adoption of this Agreement or the Merger.

    Section 3.24 Holding Company; Investment Company; Utility. None of the real property of the Company or any of its Subsidiaries has been or is certified by the Federal Energy Regulatory Commission ("FERC") under Section 7(c) of the NGA or is now subject to FERC jurisdiction under the Natural Gas Act nor has it been or is it now providing service pursuant to Section 311 of the Natural Gas Policy Act. The Company or its Subsidiaries, as the case may be, has complied with Texas law relating to its Texas gas gathering system, except to the extent any failure to comply would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

    Section 3.25 Certain Approvals. The Company has opted out of Section 1090.3 of the OGCA and the Company's board of directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Principal Shareholders Agreement the provisions of any other "fair price," "moratorium," control share acquisition, interested shareholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the certificate of incorporation or bylaws of the Company.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Except as publicly disclosed by Parent in the Parent Reports (as defined in Section 4.6) filed with the SEC prior to the date of this Agreement and except as set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by Parent to the Company (the "Parent Disclosure Letter"), Parent and Sub hereby represent and warrant to the Company as follows:

    Section 4.1 Existence; Good Standing; Corporate Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in Section 9.10). Each of Parent and Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. As of the date hereof, the copies of each of Parent's and Sub's certificate of incorporation and bylaws previously made available to the Company are true and correct and contain all amendments.

    Section 4.2 Authorization, Validity and Effect of Agreements. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party. The consummation by each of Parent and Sub of the transactions contemplated hereby, including the issuance and delivery by Parent of Parent Common Shares pursuant to the Merger, has been duly authorized by all requisite corporate action. Assuming the valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and legally binding obligation of each of Parent and Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

    Section 4.3 Capitalization. The authorized capital stock of Parent consists of 500,000,000 Parent Common Shares and 20,000,000 preferred shares, no par value. 665,000 of the preferred shares have been designated as Series A Mandatorily Convertible Preferred Stock. As of September 5, 2001, (i) there were 248,362,308 Parent Common Shares issued and outstanding, (ii) there were 665,000 shares of Series A Mandatorily Convertible Preferred Stock issued and outstanding, all of which were owned by a trust of which Parent is the beneficial owner, (iii) 20,661,169 Parent Common Shares were subject to outstanding employee stock options (including 333 options exercised but not yet settled) and (iv) 8,250,000 Premium Income Equity Security stock purchase units ("PIES") were outstanding which require the holders to purchase up to 8,088,300 Parent Common Shares by November 16, 2004. All issued and outstanding Parent Common Shares and preferred shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Parent and (iii) were issued in compliance with all applicable charter documents of Parent and all applicable federal and state securities laws, rules and regulations. The Parent Common Shares to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in this Section 4.3 and except for any Parent Common Shares issued pursuant to employee benefit plans, upon conversion of the Series A Mandatorily Convertible Preferred Stock and in connection with the PIES, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Parent. As of the date of this Agreement, Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

    Section 4.4 No Violation. Neither Parent nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (i) its charter documents or bylaws, (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (iii) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits") and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits. No investigation by any governmental authority with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    Section 4.5   No Conflict

            (a) Neither the execution and delivery by Parent and Sub of this Agreement nor the consummation by Parent and Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Parent or Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in the loss of a material benefit to Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) subject to the governmental filings and other matters referred to in paragraph (b) of this Section 4.5, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, in the case of matters described in clause
(ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (b) Neither the execution and delivery by Parent or Sub of this Agreement nor the consummation by Parent or Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and listing of the Parent Common Shares to be issued in the Merger on the New York Stock Exchange, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    Section 4.6 SEC Documents. Parent has made available to the Company each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Parent with the SEC since January 1, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Parent Reports"), and Parent has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Parent Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q under the Exchange Act), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

    Section 4.7 Financing. Parent has available to it sources of financing sufficient to satisfy its obligation to make the payment of the aggregate Cash Consideration required under this Agreement when such payment is required pursuant to this Agreement.

    Section 4.8 No Brokers. Except for Merrill Lynch & Co. ("Merrill"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with Merrill, no agent, broker, person or firm acting on behalf of Parent or under its authority is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

    Section 4.9 No Vote Required. No vote is required by the holders of any class or series of Parent's or Sub's (other than Parent) capital stock to approve the adoption of this Agreement or the Merger or pursuant to the rules and regulations of the New York Stock Exchange as a result of this Agreement or the transactions contemplated hereby.

    Section 4.10 Absence of Changes. Since June 30, 2001, there have not been any events, conditions, actions, occurrences or omissions that would reasonably be expected to have a Parent Material Adverse Effect.

                                  ARTICLE V
                    CONDUCT OF BUSINESS PENDING THE MERGER

    Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that from the date hereof to the Effective Time or the earlier termination of this Agreement pursuant to Article VIII, except as set forth in Section 5.1 of the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing (such agreement by Parent not to be unreasonably withheld or delayed):

            (a) The businesses of the Company and each of its Subsidiaries shall be conducted only in the ordinary, regular and usual course, consistent with past practices, and the Company and each of its Subsidiaries shall use all reasonable efforts to maintain and preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it, keep available the services of its current key officers and employees, and use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party; and

            (b) Without limiting the generality of Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall cause its Subsidiaries not to, do any of the following:

                  (i) acquire, sell, encumber, lease, transfer or dispose of any assets, rights or securities that are material to the Company or its Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case out of the ordinary course of business consistent with past practice or acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;
                  (ii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of its Subsidiaries, their respective constituent documents;

                  (iii) split, combine or reclassify any outstanding shares
             of, or interests in, its capital stock;

                  (iv) declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (v) other than pursuant to the terms of Employee Benefit Plans, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of its capital stock or any options, warrants or rights to acquire capital stock of the Company;

                  (vi) except for the Company Shares issuable upon exercise of options outstanding on the date hereof as disclosed in
             Section 3.3, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by the Company or any of its Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

                  (vii) modify the terms of any existing indebtedness for borrowed money or incur any indebtedness for borrowed money or issue any debt securities, except indebtedness incurred in the ordinary course of business consistent with past practice for working capital management purposes pursuant to the terms of existing lines of credit and the Company's bank credit agreement;

                  (viii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, or make any loans or advances, except to or for the benefit of the Company's Subsidiaries or except for those not in excess of $5,000,000 in the aggregate;

                  (ix) authorize, recommend or propose to shareholders any material change in its capitalization;

                  (x) take any action with respect to the grant or increase of severance or termination pay;

                  (xi) adopt or establish any new employee benefit plan or, terminate or amend in any material respect any employee benefit plan or, other than in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee (except as required by any existing employee benefit plans or employment agreements or applicable law) or pay any material benefit not required by any existing employee benefit plan (other than payment of annual bonuses for the year 2001 on or after February 15, 2002 in the aggregate amount of no more than $3.4 million);

                  (xii) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect (other than as required by existing employee benefit plans or employment agreements or by applicable law) any employment, consulting, severance or indemnification agreement entered into or made by the Company or any of its Subsidiaries with any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of its Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

                  (xiii) (A) settle or compromise any material claim for taxes, (B) compromise, settle or otherwise resolve litigation involving a payment of more than $5,000,000 in any one case by or to the Company or any of its Subsidiaries or (C) other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $5,000,000 individually or $10,000,000 in the aggregate, which are not reserved for on the balance sheet included in the Company Reports;

                  (xiv) make or commit to make capital expenditures in excess of $5,000,000 net to the Company and its Subsidiaries for any individual authorization for expenditures, or, without having notified Parent, make or commit to make capital expenditures in excess of $1,000,000 net to the Company and its Subsidiaries (and less than $5,000,000 net) for any individual authorization for expenditures, except, in each case, with respect to emergency operations on any well, pipeline or other facility ;

                  (xv) make any material changes in tax accounting methods except as required by applicable law or generally accepted accounting principles;

                  (xvi) write off any accounts or notes receivable in excess of $5,000,000 except in the ordinary course of business;

                  (xvii) take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                  (xviii) enter into or amend any agreement with any
             holder of Company Shares with respect to holding, voting or disposing of shares;

                  (xix) by resolution of its board of directors cause the acceleration of rights, benefits or payments under any Employee Benefit Plans other than as a result of the transactions contemplated by this Agreement;

                  (xx) except for gas sales agreements with Parent or any of its Subsidiaries, enter into any additional fixed price forward sales contracts or fixed price purchase or sale contracts that would result in physical delivery of its oil or gas production for the year 2001, 2002 or 2003, as the case may be, or any fixed price financial swaps, collars, options or other hedging arrangements with respect to (A) its oil production or
             (B) more than 10% of its budgeted gas production for the year 2001, 2002 or 2003, as the case may be, and, in any event, for a term longer than 12 months;

                  (xxi) for the five full trading days immediately following the parties' execution of this Agreement, sell gas-related financial derivatives in excess of fifty (50) NYMEX gas contracts equivalents per month for the calendar years 2002 and 2003; or

                  (xxii) take or agree in writing or otherwise to take any of the actions precluded by clauses (i) through (xxi) of this
             Section 5.1.

    Section 5.2 Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or earlier termination of this Agreement, neither Parent nor any of its Subsidiaries (including Sub), without the prior written consent of the Company (which consent will not unreasonably be withheld or delayed), shall:

                  (i) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) unless, at the time it enters into a definitive agreement with respect to such transaction, Parent has a good faith belief that such transaction would not prevent or materially delay the consummation of the transactions contemplated by this Agreement;

                  (ii) adopt or propose to adopt any amendments to its articles of incorporation which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement;

                  (iii) take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                  (iv) with respect to Parent only, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, except for the payment of ordinary cash dividends in respect of the Parent Common Shares, unless the Exchange Ratio and Per Share Amount (as defined in Section 6.10) are proportionately increased or decreased, as applicable, in which case the prior written consent of the Company shall not be required, but the Company shall be entitled to written notice of such event;

                  (v) adopt a plan of complete or partial liquidation or dissolution of Parent; or

                  (vi) take or agree in writing or otherwise to take any of the actions precluded by clauses (i) through (v) of this Sections 5.2.


                                  ARTICLE VI
                            ADDITIONAL AGREEMENTS

    Section 6.1   No Solicitation by the Company.

            (a) The Company agrees that it and its Subsidiaries (i) will not (and it will not permit their officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries to) (A) solicit, initiate or encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer, whether or not in writing (including any proposal or offer to its shareholders), with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving all or more than 10% of the assets of the Company and its Subsidiaries taken as a whole or 10% or more of any class of capital stock of the Company, or any acquisition, directly or indirectly, of 10% or more of the capital stock or assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Company Acquisition Proposal"), (B) participate or engage in any discussions or negotiations concerning, furnish to any person any information with respect to, or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to, a Company Acquisition Proposal or (C) approve or recommend any Company Acquisition Proposal, accept any Company Acquisition Proposal or enter into a letter of intent, agreement in principle or agreement with respect to any Company Acquisition Proposal (or resolve to or publicly propose to do any of the foregoing); and (ii) will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; provided that, subject to Section 6.1(b), (A) nothing contained in clause (i) above shall prohibit the Company or its board of directors from disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided that the board of directors of the Company shall not recommend that the shareholders of the Company tender their Company Shares in connection with any such tender or exchange offer unless the board of directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that the relevant Company Acquisition Proposal is a Superior Proposal and (B) prior to the Shareholders' Meeting, if the Company receives an unsolicited bona fide written Company Acquisition Proposal from a third party that the board of directors of the Company determines in good faith (after receiving the advice of a financial adviser of nationally recognized reputation) is reasonably likely to be a Superior Proposal (as defined below), the Company and its representatives may conduct such discussions or provide such information as the board of directors of the Company shall determine, but only if, prior to such provision of information or conduct of such discussions (x) such third party shall have entered into a confidentiality agreement not materially less favorable to the Company than the existing confidentiality agreement dated June 5, 2001, between the Parent and the Company (the "Parent/Company Confidentiality Agreement") (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.1) and (y) the board of directors of the Company determines in its good faith judgment, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties. For purposes of this Agreement, "Superior Proposal" means any unsolicited bona fide written Company Acquisition Proposal which (i) contemplates (A) a merger or other business combination, reorganization, share exchange, recapitalization, liquidation, dissolution, tender offer, exchange offer or similar transaction involving the Company as a result of which the Company's shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or
(B) a sale, lease, exchange, transfer or other disposition (including, without limitation, a contribution to a joint venture) of at least 50% of the value of the assets of the Company and its Subsidiaries, taken as a whole, and (ii) is on terms which the board of directors of the Company determines (after consultation with its financial advisor and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) would, if consummated, result in a transaction that is more favorable to its shareholders from a financial point of view (in their capacities as such) than the transactions contemplated by this Agreement (including the terms of any proposal by the Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

            (b) The Company will promptly (but in any event within 24 hours) notify Parent of any requests referred to in Section 6.1(a) for information or the receipt of any Company Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Company Acquisition Proposal, and the material terms and conditions of any Company Acquisition Proposal, and shall keep Parent informed on a timely basis (but in any event within 24 hours) of any material changes with respect thereto. Prior to taking any action referred to in the proviso of Section 6.1(a), if the Company intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company shall give prompt prior notice to Parent of each such action.

            (c) Nothing in this Section 6.1 shall permit the Company to enter into any agreement with respect to a Company Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Company Acquisition Proposal, other than a confidentiality agreement not materially less favorable to the Company than the Parent/Company Confidentiality Agreement.

    Section 6.2 Shareholders' Meeting. The Company, acting through its board of directors, shall, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting") and (ii) subject to its fiduciary duties under applicable law after consultation with outside counsel, (A) include in the Proxy Statement/Prospectus (as defined in Section 6.6) the unanimous recommendation of the board of directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (B) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders. Notwithstanding the Company's failure to include the recommendation contemplated by clause (A) of the preceding sentence (in the circumstances permitted thereby), unless this Agreement shall have been terminated pursuant to Article VIII, the Company shall submit this Agreement to its shareholders at the Shareholders' Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

    Section 6.3   Filings; Reasonable Best Efforts.

            (a) Subject to the terms and conditions herein provided, the Company and Parent each agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as is practicable, including:

                  (i) promptly make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act and respond to any requests for additional information, and cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing;

                  (ii) satisfy the conditions to closing in Article VII (including, in the case of the Company, obtaining the opinion described in Section 7.2(b) and, in the case of Parent, obtaining the opinion described in Section 7.3(b)) and to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

                  (iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

                  (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

                  (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger; and

                  (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

             (b) Without limiting Section 6.3(a), Parent and the Company shall:

                  (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment, including without limitation defending through litigation on the merits any claim asserted in any court by any party, that would restrain, prevent or delay the Closing; and

                  (ii) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible following the termination of all applicable waiting periods under the HSR Act.

             (c)  Notwithstanding anything to the contrary in this Agreement,
(i) the Company shall not, without Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use reasonable best efforts to effect (and shall cause its Subsidiaries to commit to and use reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Merger and (ii) neither Parent nor any of its Subsidiaries shall be required (pursuant to Section 6.3(a)(ii) or otherwise) to agree (with respect to (x) Parent or its Subsidiaries or (y) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

    Section 6.4 Access to Information. From the date hereof through Effective Time, the Company and Parent shall allow all designated officers, attorneys, accountants and other representatives of the other party access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries or Parent and its Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 6.4 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, neither party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which that party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company and Parent agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

    Section 6.5 Notification of Certain Matters. Each of the Company and Parent agrees to give prompt notice to the other of, and to use its respective reasonable best efforts to prevent or promptly remedy, to the extent within their control, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 6.6   Registration Statement; Proxy Statement.

            (a) Each of Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"), with respect to the Parent Common Shares issuable in the Merger. A portion of the Registration Statement shall also serve as the proxy statement (the "Proxy Statement/Prospectus") with respect to the Shareholders' Meeting. The respective parties will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Each of Parent and the Company shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

            (b) The Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC.

            (c) Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Parent and of the Company, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, (i) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder and (ii) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


    Section 6.7 Listing Application. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger and the Parent Common Shares to be issued upon exercise of Substituted Options and Assumed Options (as such terms are defined in Section 6.10(f)) to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange prior to the Effective Time.

    Section 6.8 Agreements of Affiliates. Not less than thirty (30) days before the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who the Company believes may be deemed, at the time of the Shareholders' Meeting, to be "affiliates" of the Company, for purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Parent shall be entitled to place restrictive legends on any Parent Common Shares received by such Rule 145 Affiliates relating to transfer restrictions imposed by Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit A.

    Section 6.9   Indemnification and Insurance.

            (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company (or any Subsidiary or division thereof) and each person who served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall cause the Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent will, and will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.9(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

            (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of the Company and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the

Effective Time; provided that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

            (c) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company's existing officers' and directors' liability insurance ("D&O Insurance") policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof (the amount of which premiums are set forth in the Company Disclosure Letter) (the "Maximum Premium"), but in such case shall purchase as much coverage as reasonably practicable for such amount. Parent shall have the right to cause coverage to be extended under the Company's D&O Insurance by obtaining "tail" coverage for such six-year period on terms and conditions no less advantageous than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.9(c).

            (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the OGCA, under existing indemnification agreements, or otherwise, all of which will be assumed by the Surviving Corporation and remain in effect for a period of at least six years following the Effective Time.

            (e) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 6.9.

            (f) The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

    Section 6.10  Employee Benefits.

            (a) From and after the Effective Time, the Surviving Corporation shall assume and honor, all Employee Benefit Plans including all employment agreements with officers of the Company in accordance with their terms as in effect immediately before the consummation of the Merger, subject to any amendment or termination thereof that may be permitted by such terms; provided that the foregoing shall not be construed as prohibiting Parent or the Surviving Corporation from terminating the employment of any employee of the Surviving Corporation after the Effective Time. It is acknowledged and agreed that the approval of the Merger by the Company Requisite Vote will constitute a "change of control" for purposes of all those Employee Benefit Plans containing "change of control" provisions including existing change of control agreements between the Company and certain of its officers ("CIC Agreements").

Notwithstanding any provisions in the CIC Agreements to the contrary, the amounts payable thereunder shall be paid on the Closing Date.

            (b) For 12 months following the Effective Time, the Surviving Corporation shall continue to provide to those individuals who are employed by the Company as of the Effective Time and who remain employed following the Effective Time by the Surviving Corporation or any Subsidiary of the Surviving Corporation ("Affected Employees"), compensation and employee benefits which, in the aggregate, are no less favorable than the compensation and benefits provided by the Company to such employees immediately prior to consummation of the Merger; provided that (i) as of January 1, 2002, Affected Employees shall become eligible to participate in the employee benefit plans, programs, policies and arrangements of Parent or any Subsidiary of Parent (the "Parent Plans") on the same basis as similarly situated employees of the Parent, and
(ii) the Parent Plans shall be deemed to satisfy this Section 6.10(b). Additionally, any employee of Company who is not covered by a CIC Agreement whose employment is terminated by the Surviving Corporation on or after the Effective Time other than for cause will be eligible for the severance benefits under the Parent Severance Program effective January 27, 2000 which provides for, among other things, two months advance notice prior to termination, severance payments of one month's salary for each year of service or partial year of more than six months with the Company and the Surviving Corporation (including credited service with the Company as provided in Section 6.10(c) below), up to six months of paid COBRA coverage, outplacement services and minimum and maximum severance payment periods of 2 and 18 months, respectively.

            (c) The Surviving Corporation shall give Affected Employees full credit for their continuous service with the Company and its Subsidiaries (including deemed service credited by such entities) for purposes of eligibility to participate and vesting (but not benefit accruals under any defined benefit pension plan) under all employee benefit plans, programs, policies or arrangements which are maintained by Parent or any Subsidiary of Parent or the Surviving Corporation for such Affected Employees to the same extent recognized by the Company immediately prior to the Effective Time under similar Employee Benefit Plans.

            (d) Parent and the Surviving Corporation shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees under the Employee Benefit Plans and that have not been satisfied as of the Effective Time and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (in the calendar year of the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plans that such employees are eligible to participate in after the Effective Time.

            (e) The Surviving Corporation shall sponsor the Company's 401(k) Plan as of the Effective Time. The Surviving Corporation either shall continue to sponsor such 401(k) Plan or shall merge such Plan into the 401(k) Plan of Parent with the result that the participants in the Company's 401(k) Plan shall be entitled to repay any outstanding participant loans pursuant to the terms of the Company's 401(k) Plan and to avoid any deemed distribution.

            (f) With respect to each outstanding option to acquire Company Shares (the "Company Options") under the Company's Stock Option Plan, (the "Stock Option Plan") :


                  (i) Prior to the Effective Time, the Company will offer to all employees and directors of the Company holding Company Options the opportunity to elect to amend their Company Options so that they may be converted into Substituted Options (as defined below). Prior to approval of the Merger by shareholders of the Company, the Company shall cause the Committee to exercise its authority under the Stock Option Plan to make a determination that optionees will not be permitted to surrender for cancellation their outstanding Company Options for a cash payment following a Change in Control (as defined in the Stock Option
             Plan).

                  (ii) Parent shall take all necessary action to provide that, at the Effective Time, for each Company employee and director who holds a Company Option and who elects to receive a Substituted Option, each then outstanding Company Option will automatically be converted into an option of equivalent value in Parent Common Shares (the "Substituted Option") as follows. Each Company Option will be converted into a Substituted Option to purchase a number of Parent Common Shares equal to the product of
             (A) the number of shares of Company Shares that could have been purchased under such Company Option immediately prior to the Effective Time multiplied by (B) the quotient of (1) the Per Share Amount (as defined below) divided by (2) the Average Price (as defined below) (rounded to the nearest whole number of Parent Common Shares). The exercise price per share of the Substituted Option shall be equal to the quotient of (C) the per-share option exercise price specified in the Company Option divided by (D) the quotient of (1) the Per Share Amount divided by (2) the Average Price (rounded up to the nearest whole cent). The "Per Share Amount" shall mean the sum of the (E) the Cash Consideration and
             (F) the product of the Exchange Ratio and the Average Price. The Average Price shall mean the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Parent Common Shares on the New York Stock Exchange, as reported by Bloomberg Financial markets (or such other source as the parties shall agree in writing), for the ten consecutive Trading Days ending on the third Trading Day immediately before the Effective Time.
             Trading Day shall mean any day on which securities are traded on the New York Stock Exchange.

                  (iii) Parent shall take all necessary action to provide that, at the Effective Time, for each Company employee and director holding a Company Option who does not elect to accept a Substituted Option, each then outstanding Company Option will automatically be converted into an option ("Assumed Option") to acquire the Merger Consideration (including the cash payment to be made pursuant to Section 2.2(d) in lieu of a fraction of a Parent Common Share), and the per share exercise price shall be appropriately adjusted, as if such Company Option had been exercised immediately prior to the Effective Time.

                  (iv) Except as provided above, the terms and conditions of the Substituted Options and the Assumed Options shall be the same as the terms of the Company Options and the existing individual agreements with the holders thereof.

             (g) If the Effective Time occurs prior to the payment of 2001 annual bonuses to employees as provided in Section 5.1(b)(xi), the Surviving Corporation shall pay such bonuses as set forth on a schedule delivered by Company to Parent prior to Closing. The aggregate amount of 2001 annual bonuses set forth on such schedule shall not exceed $3.4 million multiplied by
(A) the quotient of the number of days of calendar 2001 elapsed prior to the Effective Time divided by (B) 365. Bonuses set forth on the schedule shall be paid by the Surviving Corporation to employees who are parties to CIC Agreements (as defined in Section 6.10(a) hereof) on the Closing Date. All other employees listed on the schedule who do not prior thereto voluntarily terminate employment with the Surviving Corporation or who are not terminated by the Surviving Corporation for cause shall be paid their 2001 annual bonuses on or before February 15, 2002.

    Section 6.11 Reorganization. From and after the date hereof and until the Effective Time, none of Parent, the Company or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Following the Effective Time, Parent shall not knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

    Section 6.12 Public Statements. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

    Section 6.13 Fees and Expenses. Except as set forth in Section 8.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    Section 6.14 Company Name and Trademarks. As soon as practicable after the Effective Time, the Surviving Corporation shall cease using the Company's name and logo in any manner. At the Effective Time, the Company shall assign its rights to such name to S. A. Louis Dreyfus et Cie or one or more of its affiliates subject to the terms of a licensing agreement permitting the Surviving Corporation to use the name and trademark for a limited transitional period not to exceed one year.

                                  ARTICLE VII
                                  CONDITIONS

    Section 7.1   Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a)   The Company Requisite Vote shall have been obtained.

            (b) The waiting period applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act.

            (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; and no statute, rule or regulation shall have been enacted by any governmental authority of competent jurisdiction which prohibits or makes unlawful the consummation of the Merger.

            (d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

            (e) The Parent Common Shares to be issued pursuant to the Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

    Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Closing Date of the following conditions:

            (a) (i) Parent shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and (ii) the representations and warranties of Parent and Sub contained in this Agreement and in any document delivered in connection herewith (A) to the extent qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct and
(B) to the extent not qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) ; provided that the condition set forth in clause (ii) shall be deemed to have been satisfied unless such breaches of representations and warranties (without regard to Parent Material Adverse Effect or any other materiality qualification or threshold), individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect; and the Company shall have received a certificate of Parent, executed on its behalf by its President or a Senior Vice President of Parent, dated the Closing Date, certifying to such effect.

            (b) The Company shall have received the opinion of Crowe & Dunlevy, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Parent, to the effect that (i) the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and Parent, Sub and the Company will be "parties" to a reorganization within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by the Company in connection with the Merger and (iii) a shareholder of the Company that is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and that receives both (A) Parent Common Shares and (B) cash in the Merger in exchange for Company Shares will recognize realized gain only to the extent of the lesser of such realized gain or the cash received in the exchange (but will not recognize any loss). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Sub and Parent as to such matters as such counsel may reasonably request.

    Section 7.3   Conditions to Obligation of Parent to Effect the Merger.
The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Closing Date of the following conditions:

            (a) (i) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and (ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith (A) to the extent qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct and (B) to the extent not qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date); provided that the condition set forth in clause (ii) shall be deemed to have been satisfied unless such breaches of representations and warranties (without regard to Company Material Adverse Effect or any other materiality qualification or threshold), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; and Parent shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

            (b) Parent shall have received the opinion of McGuireWoods LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to the Company, to the effect that (i) the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and Parent, Sub and the Company will be "parties" to a reorganization within the meaning of Section 368(b) of the Code and (ii) no gain or loss will be recognized in connection with the Merger by any corporation which is a party to the reorganization. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Sub and Parent as to such matters as such counsel may reasonably request.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the Company and Parent.

    Section 8.2 Termination by Parent or the Company. This Agreement may be terminated by action of the board of directors of the Company (upon payment of the Termination Amount (as defined below), if payable pursuant to Section 8.5(a)) or by action of the board of directors of Parent, if:

                  (i) the Merger shall not have been consummated by March 31, 2002; provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; provided further that such time period shall be tolled for any period during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

                  (ii) if the Company Requisite Vote shall not have been obtained at the Shareholders' Meeting (including adjournment and postponement thereof); or

                  (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (iii) shall have complied with Section 6.3 and with respect to other matters not covered by Section 6.3 shall have used its reasonable best efforts to remove such injunction, order or decree.

    Section 8.3 Termination by the Company. This Agreement may be terminated prior to the Effective Time, by action of the board of directors of the Company after consultation with its legal advisors, if:

                  (i) prior to the Shareholders' Meeting, the Company receives a Superior Proposal as described in Section 6.1(a) and resolves to accept such Superior Proposal, but only if the Company has acted in all material respects in accordance with, and has otherwise complied in all material respects with the terms of, Section 6.1, including the notice provisions therein; provided that the Company has paid or concurrently pays Parent the sums required by Section 8.5(a) hereof; or

                  (ii) (A) there has been a breach by Parent or Sub of any
             representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) will not be satisfied at the Closing Date and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in
             Section 7.3(a) will not be satisfied at the Closing Date.

    Section 8.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, by action of the board of directors of Parent after consultation with its legal advisors, if:

                  (i) the board of directors of the Company shall have withdrawn, modified or changed, in a manner adverse to Parent, the board's approval or recommendation of the Merger or recommended approval of a Company Acquisition Proposal, or resolved to do any of the foregoing;

                  (ii) the Company shall have breached Section 6.1 in any material respect, and Parent shall have been adversely affected thereby;

                  (iii)   the Company shall have exempted for purposes of
             Section 1090.3 of the OGCA any acquisition of Company Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates; or

                  (iv) (A) there has been a breach by the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) will not be satisfied at the Closing Date and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2(a) will not be satisfied at the Closing Date.

    Section 8.5   Effect of Termination.

            (a) If this Agreement is terminated (i) by the Company or Parent pursuant to clause (i) or (ii) of Section 8.2 or clause (iv) of section 8.4 and (A) (1) in the case of a termination pursuant to clause (i) of Section 8.2 or clause (iv) of Section 8.4, such termination results from the breach by the Company in a material respect of any of its material agreements or covenants set forth in this Agreement and at the time of such breach, any person shall have made a Company Acquisition Proposal that had become public and then remained pending or shall have publicly announced and not withdrawn an intention (whether or not conditional) to make a Company Acquisition Proposal, or (2) in the case of a termination pursuant to clause (ii) of Section 8.2, at the time of the Shareholders' Meeting, any person shall have made a Company Acquisition Proposal that had become public and then remained pending or shall have publicly announced and not withdrawn an intention (whether or not conditional) to make a Company Acquisition Proposal, (B) Parent was not in material breach of this Agreement, (C) the condition set forth in Section 7.1(a) was not satisfied at the time of such termination, (D) the board of directors at no time withdrew, modified or changed, in any manner adverse to Parent, the board's approval or recommendation of the Merger or recommended approval of a Company Acquisition Proposal, or resolved to do any of the foregoing and (E) within 12 months after such termination the Company shall consummate or enter into a definitive agreement which is ultimately consummated with the proponent of such Company Acquisition Proposal or with another party pursuant to a proposal which is superior to such proposal, (ii) by the Company pursuant to clause (i) of Section 8.3 or (iii) by Parent pursuant to clause (i), (ii) or (iii) of Section 8.4; then, the Company shall pay Parent $70 million (the "Termination Amount") upon termination of this Agreement. All payments shall be made in cash by wire transfer to an account designated by Parent on (1) in the case of clause 8.5(a)(ii) the date of termination of this Agreement, (2) in the case of clause 8.5(a)(iii), the date which is the third business day following the date of termination of this

Agreement if this Agreement is terminated by Parent, and (3) in the case of clause 8.5(a)(i), the date on which the Company Acquisition Proposal referred to in clause (E) thereof is consummated. The Company acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount from the date payment was required to be made until the date such payment is actually made at the annual prime lending rate of Citigroup, N.A. in effect from time to time from the date such payment was required to be made, plus one percent (1%).

            (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.5 and Sections 3.21, 4.8, 6.13 and the provisions of the Parent/Company Confidentiality Agreement and except for the provisions of Article IX, provided that nothing herein shall relieve any party from any liability for any breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved.

    Section 8.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its board of directors, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX
                              GENERAL PROVISIONS

    Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; provided that the agreements contained in Article II and in Sections 6.8, 6.9, 6.10, 6.11, 6.13 and 6.14 and this Article IX and the agreements delivered pursuant to this Agreement shall survive the Merger, unless otherwise provided herein.

    Section 9.2 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

            (a)   if to Parent or Sub:

                  Dominion Resources, Inc.
                  120 Tredegar Street
                  Richmond, Virginia 23219
                  Attention:  James F. Stutts
                              Vice President and General Counsel
                  Facsimile No.:  804-819-2233

                  with a copy to:

                  McGuireWoods LLP
                  One James Center
                  Richmond, Virginia 23219
                  Facsimile: 804-775-1061
                  Attention: Leslie A. Grandis

            (b)   if to the Company:

                  Louis Dreyfus Natural Gas Corp.
                  14000 Quail Springs Parkway, Suite 600
                  Oklahoma City, Oklahoma 73114
                  Facsimile:  405-748-2789
                  Attention:  Mark E. Monroe

                  with a copy to:

                  Crowe & Dunlevy
                  1800 Mid-America Tower
                  Oklahoma City, Oklahoma 73102
                  Facsimile:  405-272-5238
                  Attention:  Michael M. Stewart

    If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

    Section 9.3   Assignment; Binding Effect; Benefit.  Except as provided in
Section 1.1 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.9, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    Section 9.4 Entire Agreement. This Agreement, the Gas Sale Agreement between Louis Dreyfus Natural Gas Corp. and Dominion Exploration and Production, Inc. dated as of the date of this Agreement, the Parent/Company Confidentiality Agreement (other than the third paragraph thereof, which are hereby terminated and of no further force or effect), the exhibits to this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    Section 9.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 9.6 Governing Law. Except to the extent that the OGCA or the DGCL governs this Agreement, this agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of laws that might otherwise govern under applicable principles of conflicts of laws.

    Section 9.7 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

    Section 9.8   Counterparts; Facsimile Transmission of Signatures.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. If any party hereto elects toexecute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to each of the other parties hereto within ten days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.

    Section 9.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

    Section 9.10  Interpretation.  In this Agreement:

            (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

            (b) The words "include", "includes" and "including" are not limiting.

            (c) The phrase "to the knowledge of" and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the actual knowledge of its executive officers.

            (d) "Material Adverse Effect" with respect to the Company or Parent shall mean a material adverse effect on or change in (i) the business, assets and liabilities (taken together) or financial condition of a party and its Subsidiaries on a consolidated basis or (ii) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article VII; provided that (x) any adverse effect or change that is caused by or results from conditions affecting the United States economy generally or the economy of any nation or region in which the Company or Parent, as the case may be, or any of their Subsidiaries conducts business on a consolidated basis, (y) any adverse effect or change that is caused by or results from conditions generally affecting the industries (including the natural gas industry) in which the Company or Parent, as the case may be, conducts its business, including, without limitation, the price of natural gas and (z) any adverse effect or change that is caused by or results from the announcement or pendency of this Agreement, the Merger or the transactions contemplated hereby, shall not be taken into account in determining whether there has been a "Material Adverse Effect" with respect to the Company or Parent, as the case may be.

            (e) "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

            (f) "Subsidiary" when used with respect to any person means any person, whether incorporated or unincorporated, of which such person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization (or 50% or more of its equity interests), or any organization of which such party is a general partner.

    Section 9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    Section 9.12 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    Section 9.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Section 9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.15 Obligation of Sub. Whenever this Agreement requires Sub (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action and a guarantee of the performance thereof.

















































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

                         [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                            DOMINION RESOURCES, INC.



                            By:
                               ------------------------------
                               Name:  Thos. E. Capps
                               Title: Chairman, President and
                                       Chief Executive Officer



                            CONSOLIDATED NATURAL GAS COMPANY



                            By:
                               ------------------------------
                               Name:  Thos. E. Capps
                               Title: Chairman, President and
                                       Chief Executive Officer



                            LOUIS DREYFUS NATURAL GAS CORP.



                            By:
                               ------------------------------
                               Name: Mark E. Monroe
                               Title: President and Chief Executive Officer

                             EXHIBIT "A"

                                      , 200
                           -------- --     -


Dominion Resources, Inc.
120 Tredegar Street
Richmond, Virginia 23219

Dear Ms. Patricia A. Wilkerson:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of September 9, 2001, as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), among the Company, Dominion Resources, Inc., a Virginia corporation ("Parent"), and Consolidated Natural Gas Company ("Sub"), a Delaware corporation, the Company will be merged into Sub (the "Merger"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     In consideration of the agreements contained herein, Parent's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that I will not make any sale, transfer or other disposition of any Parent Common Shares received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations thereunder. I have been advised that the issuance of the Parent Common Shares pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger was submitted for a vote of the shareholders of the Company, the Parent Common Shares received by me may be disposed by me only (i) pursuant to an effective registration under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

     I also understand that instructions will be given to Parent's transfer agent with respect to the Parent Common Shares to be received by me pursuant to the Merger and that there will be placed on the certificates representing such Parent Common Shares, or any substitutes therefor, a legend stating in substance as follows:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

     It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend after one year has elapsed from the consummation date of the Merger or prior thereto, if I shall have delivered to Parent an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act, and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

     I further understand and agree that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Shares by me or on my behalf under the Securities Act.

     Execution of this letter should not be considered an admission on our part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     This letter agreement constitutes the complete understanding between Parent and me concerning the subject matter hereof. Any notice required to be sent to either party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                              Very truly yours,




Accepted this      day of
             -----
------------------------

DOMINION RESOURCES, INC.

By:
   ---------------------------------
Name:
     -------------------------------
Title:
      ------------------------------